Exhibit 10.40

MEMORANDUM OF AGREEMENT
Dated: 12th June 2015
Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.
Newcontainer No. 71 (Marshall Islands) Shipping Inc.
Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
hereinafter called the Sellers, have agreed to sell, and
1 Perseus Marine LLC, of Marshall Islands hereinafter called the Buyers, have agreed to buy
2 Name: OOCL Europe
3 Classification Society/Class: ABS
4 Built: 2006 By: SAMSUNG HEAVY INDUSTRIES CO., LTD., S. Korea
5 Flag: Hong Kong Place of Registration: Hong Kong 6 Call Sign: VRBX7 Grt/Nrt: 89097/55204
7 Register Number: IMO number 9300805 8 hereinafter called the Vessel, on the following terms and conditions:
9 Definitions
10 “Banking days” are defined as days on which banks are open both in London/Athens/Paris/New
11 York/Hong Kong the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.
12 “In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa,
13 a registered letter, telex, telefax or other modern form of written communication.
14 “Classification Society” or “Class” means the Society referred to in line 4.
15 1. Purchase Price : US$ 56,000,000 (Fifty Six Million United States Dollars)
16 2. Deposit – Subject to Clause 25
17 As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 10%
18 (ten per cent) of the Purchase Price within Three (3) banking days from the date of this
19 Agreement being signed by both parties by fax or lifting of all subjects, or the date upon which the joint account is opened, whichever is the latest.
20

This deposit shall be placed with an international first class bank nominated by the Sellers and held by them in a joint interest bearing account for the Sellers and the Buyers, to be 21 released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the 22
Buyers. Any fee charged for holding the said deposit and any closing meeting fees shall be 23 borne equally by the Sellers and the Buyers. 24
3. Payment 25
The said ninety (90) percent balance of Purchase Price in full and any other agreed money due in 26 accordance with this Agreement, will be remitted by the Buyers or Buyers’ financiers by
Swift Message 103/199 directly to Sellers’ nominated international first class bank with value date not later than two (2) banking days prior to the expected date of delivery of the Vessel. This ninety (90) percent balance of Purchase Price and any other agreed money shall be paid/released in full free of bank charges to the Sellers’ account with Sellers’ international first class bank on delivery of the Vessel simultaneously against the Protocol of Delivery and Acceptance duly signed by both Sellers’ and Buyers’ authorized representatives after the Vessel is every respect physically ready for delivery as per this Agreement and a written Notice of Readiness has been given in accordance with 5(a) of this Agreement.
shall be paid in full free of bank charges to
on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect 27 physically ready for delivery in accordance with the terms and conditions of this Agreement and 28
Notice of Readiness has been given in accordance with Clause 5. 29
4. Inspections 30
See also Clause 17a
The agreement is outright and definite subject to terms of the MOA.
a)* The Buyers have inspected and accepted the Vessel’s classification records. The Buyers 31 have also inspected the Vessel at/in Southampton on about 8/9th September 2011 32 and have accepted the Vessel following this inspection and the sale is outright and definite, 33 subject only to the terms and conditions of this Agreement. 34
b)* The Buyers shall have the right to inspect the Vessel’s classification records and declare 35 whether same are accepted or not within 36
The Sellers shall provide for inspection of the Vessel at/in 37
The Buyers shall undertake the inspection without undue delay to the Vessel. Should the 38
Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. 39
The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. 40
During the inspection, the Vessel’s deck and engine log books shall be made available for 41 examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall 42 become outright and definite, subject only to the terms and conditions of this Agreement, 43 provided the Sellers receive written notice of acceptance from the Buyers within 72 hours 44 after completion of such inspection. 45
Should notice of acceptance of the Vessel’s classification records and of the Vessel not be 46 received by the Sellers as aforesaid, the deposit together with interest earned shall be 47 released immediately to the Buyers, whereafter this Agreement shall be null and void. 48
* 4a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, 49 alternative 4a) to apply. 50
5. Notices, time and place of delivery - See also Clause 23 51
a) The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall 52 provide the Buyers with 30, 20, 10, 5, and 3 days notice of the approximate estimated and 1 day 53 definite notice time of Vessel’s readiness for delivery and the arrival at the intended place of drydocking/underwater inspection/delivery. When the Vessel is at the place 54 of delivery and in every respect physically ready for delivery in accordance with this 55
Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery and 56 only at the time when the Vessel became ready for delivery in all respects. b) The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth 57 alongside or safe and accessible anchorage within port limits at/in 58 in the Sellers’ option. 59
Expected time of delivery: 15th September 2015 and not later than 30th November 2015 60 and is always at Sellers option.
Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 30th November 2015 in Buyers option. 61
c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the 62
Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in 63 writing stating the date when they anticipate that the Vessel will be ready for delivery and 64 propose a new cancelling date. Upon receipt of such notification the Buyers shall have the 65 option of either cancelling this Agreement in accordance with Clause 14 within 7 running 66 days of receipt of the notice or of accepting the new date as the new cancelling date. If the 67
Buyers have not declared their option within 7 running days of receipt of the Sellers’ 68 notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification 69 shall be deemed to be the new cancelling date and shall be substituted for the cancelling 70 date stipulated in line 61. 71
If this Agreement is maintained with the new cancelling date all other terms and conditions 72 hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full 73 force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any 74 claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by 75 the original cancelling date. 76

d) Should the Vessel become an actual, constructive or compromised total loss before delivery 77 the deposit together with interest earned shall be released immediately to the Buyers 78 whereafter this Agreement shall be null and void. 79
6. Drydocking/Divers Inspection –See Clause 17 80
a)** The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the 81
Classification Society of the Vessel’s underwater parts below the deepest load line, the 82 extent of the inspection being in accordance with the Classification Society’s rules. If the 83 rudder, propeller, bottom or other underwater parts below the deepest load line are found 84 broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made 85 good at the Sellers’ expense to the satisfaction of the Classification Society without 86 condition/recommendation*. 87
b)** (i) The Vessel is to be delivered without drydocking. However, the Buyers shall 88 have the right at their expense to arrange for an underwater inspection by a diver approved 89 by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their 90 cost make the Vessel available for such inspection. The extent of the inspection and the 91 conditions under which it is performed shall be to the satisfaction of the Classification 92
Society. If the conditions at the port of delivery are unsuitable for such inspection, the 93
Sellers shall make the Vessel available at a suitable alternative place near to the delivery 94 port. 95
(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line 96 are found broken, damaged or defective so as to affect the Vessel’s class, then unless 97 repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers 98 shall arrange for the Vessel to be drydocked at their expense for inspection by the 99
Classification Society of the Vessel’s underwater parts below the deepest load line, the 100 extent of the inspection being in accordance with the Classification Society’s rules. If the 101 rudder, propeller, bottom or other underwater parts below the deepest load line are found 102 broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made 103 good by the Sellers at their expense to the satisfaction of the Classification Society 104 without condition/recommendation*. In such event the Sellers are to pay also for the cost of 105 the underwater inspection and the Classification Society’s attendance. 106
(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry- 107 docking facilities are available at the port of delivery, the Sellers shall take the Vessel 108 to a port where suitable drydocking facilities are available, whether within or outside the 109 delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver 110 the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the 111 purpose of this Clause, become the new port of delivery. In such event the cancelling date 112 provided for in Clause 5 b) shall be extended by the additional time required for the 113 drydocking and extra steaming, but limited to a maximum of 14 running days. 114

c) If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above (i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*. (ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*. (iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees. (iv) the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor. (v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b). * Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account. 115 116 117 118 119 120 121 122 123 124 125 126 127 128 129 130 131 132 133 134 135 136 137 138 139 140 141 142 143 144 145 146 147 148 149 150 151

** 6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply. 7. Spares/bunkers, etc. – See Clause 18 The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment. The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire): The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and sealed drums and pay the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel. Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price. 8. Documentation The place of closing: Hong Kong at Sellers office In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely: that are reasonably required by the Buyers for the legal transfer of the Vessel and for her registration under the new ownership. The list of documents to be furnishedby the Sellers to the Buyers which shall be mutually agreed and the said list shall beincorporated into this Agreement by way of an Addendum.a) Legal Bill of Sale in a form recordable in (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority. b) Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel. c) Confirmation of Class issued within 72 hours prior to delivery. 152 153 154 155 156 157 158 159 160 161 162 163 164 165 166 167 168 169 170 171 172 173 174 175 176 177 178 179 180 181 182 183 184 185

~~d) Current Certificate issued by the competent authorities stating that the Vessel is free from~~ 186
~~registered encumbrances.~~ 187

~~e) Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of~~ 188
~~deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the~~ 189
~~registry does not as a matter of practice issue such documentation immediately, a written~~ 190
~~undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and furnish a~~ 191
~~Certificate or other official evidence of deletion to the Buyers promptly and latest within 4~~ 192
~~(four) weeks after the Purchase Price has been paid and the Vessel has been delivered~~. 193

~~f) Any such additional documents as may reasonably be required by the competent authorities~~ 194
~~for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such~~ 195
~~documents as soon as possible after the date of this Agreement.~~ 196

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of 197
Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the 198
Buyers. 199
At the time of delivery the Sellers shall hand to the Buyers the **original** classification certificate(s), **International certificates(s)** as well as all 200 plans **manuals, drawing, records** etc., which are on board the Vessel **or ashore**. Other certificates which are on board the Vessel shall also 201 be handed over to the Buyers unless the Sellers are required to retain same, in which case the 202
Buyers to have the right to take copies. Other technical documentation which may 203 be in the Sellers' possession shall be promptly forwarded to the Buyers at their expense, if they so 204 request. The Sellers may keep the Vessel's log books but the Buyers to have the right to take 205 copies of same. 206

**9. Encumbrances** 207

The Sellers **shall deliver** ~~warrant that~~ the Vessel, ~~at the time of delivery, is~~ free from all **taxes** ~~charters~~, encumbrances, 208 mortgages and maritime liens or any other debts whatsoever **to the Buyers**. The Sellers hereby undertake 209 to indemnify the Buyers against all consequences of claims **arising out of liabilities** ~~made against the Vessel which have~~ 210
~~been~~ incurred **by the Sellers** prior to the time of delivery. 211

**10. Taxes, etc.** 212

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag 213 shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' 214 register **with the Hong Kong Shipping Registry** shall be for the Sellers' account. 215

**11. Condition on delivery** 216

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over in substantially the same condition as she was at the date of the MOA basis ‘strictly as is where is ’fair wear and tear excepted. However, But in any event, the Vessel shall be delivered with her present class maintained without Condition*, free of average damage affecting the Vessel’s class, and with her classification certificates and national and international certificates, as well as all other certificates the Vessel had at the date of MOA, valid and unextended without condition*by Class or the relevant authorities at the time of delivery. “Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date. * Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account. 12. Name/markings – See also Clause 23 Upon delivery of the Vessel by the Seller to the Buyers pursuant to this agreement, the Buyers undertake to change the name of the Vessel and alter funnel markings unless otherwise required by the Seller pursuant to the Charter. (In case of name change, Sellers to advise timely for preparation of documents). 13. Buyers’ default Should the deposit not be paid in accordance with Clause 2, of this Agreement, the Sellers have the right to cancel this Agreement, and they Seller shall be entitled to claim compensation for their losses and for all expenses incurred together with interest. Should the Purchase Price not be paid in accordance with Clause 3, of this Agreement, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned (if any) shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest. 14. Sellers’ default Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a 217 218 219 220 221 222 223 224 225 226 227 228 229 230 231 232 233 234 235 236 237 238 239 240 241 242 243

maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately and this Agreement shall be null and void. Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement. 15. Buyers’ representatives After this Agreement has been signed by both parties and the deposit has been lodged, in accordance with Clause 2 of this agreement the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense at her next or any subsequent port of call upon arrival at on or about These representatives are on board for the purpose of familiarization and in the capacity of observers only and they shall not interfere in any respect with the operation of the Vessel. All equipment/machinery parts open-up inspection is not allowed. The Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation. 16. Arbitration a)* This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final. b)* This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York. c)* Any dispute arising out of this Agreement shall be referred to arbitration at , subject to the procedures applicable there. 244 245 246 247 248 249 250 251 252 253 254 255 256 257 258 259 260 261 262 263 264 265 266 267 268 269 270 271 272 273 274 275 276 277 278 279 280

The laws of shall govern this Agreement. * 16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply. 281 282 283
ADDITIONAL CLAUSES TO M.V. OOCL Europe
Clause 17 Drydocking / Divers Inspection
(I) The Vessel is to be delivered without dry-docking. However, the Buyers shall have the option at their expense to arrange for an underwater inspection in one of the ports (within the Vessels’ schedule) by a diver approved by the Classification Society prior to the delivery of the Vessel always without interference with the Vessel’s operation/schedule.
The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society.
Sellers to provide a Letter of Undertaking whereby Sellers to confirm that, to the best of their knowledge, the Vessel has not grounded or touched bottom between the place of diving inspection and the place of delivery. Buyers’ superintendent to have the right to attend underwater inspection. Sellers to require the Class to attend such underwater inspection.
Cost for diver(s) and class to be for Buyers’ account but Sellers to arrange for the attendance of class. Unless damages are found to affect the Vessel’s Class, in which case both divers and surveyor are for Sellers’ account.
(II) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, and Classification Society approves to postpone such repairs/rectification of recommendations/conditions until the next periodical drydocking, then the Vessel to be delivered without drydocking and repairs always providing such damage does not affect the Vessel’s normal operational performance. The Sellers to make a cash settlement to the Buyers for such repairs/rectification which is to be calculated on the basis of the average quotation received from two reputable shipyards, one obtained by each party. Said compensation to be deducted from the Purchase Price at the time of delivery. However, if such damage affect the Vessel’s Class and repairs/rectification of recommendation/conditions cannot be postponed by Classification Society until the next periodical drydocking, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation. In such event the Sellers are to pay for the cost of the underwater inspection and the Classification Society’s attendance.

(III)

If the Vessel is to be drydocked pursuant to this Clause and no suitable drydocking facilities are available at the port of underwater inspection or delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). The Buyers shall then have the right to paint the Vessel in drydock and attend seavalves and seachests and carry out any other works connected to outside bottom for their own account and risk, provided same not interfering with the Sellers preparation for delivery. Buyers works have to be finished up to delivery of the Vessel or, if not, the delivery of the Vessel can be done in drydock but Sellers to remain responsible for undocking costs.

Once drydocking has taken place the Sellers shall deliver the Vessel at a port within delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming. Sellers shall undertake timely delivery of the vessel by doing their utmost to ensure any drydocking period is minimized.

* Notes, if any, in the surveyor’s report which are accepted by the Classification Society without Condition/recommendation are not to be taken into account

Clause 17a

At Buyers request and subject to no disruption of operation of the Vessel, Seller shall arrange a time to be mutually agreed with Buyers for Buyers to inspect and view the Vessel’s records.

Clause 18  Spares/Bunker/Luboils

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her at the date of MOA except those consumed for maintenance and repair work in the period between date of MOA and date of delivery of the Vessel) whether on board or on order at no extra cost to the Buyers, including broached and un-broached stores, provisions, spare parts owned by Sellers.

The Sellers are not required to replace spare parts which are taken out of spare and used as replacement prior to delivery but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment.

Excluded from the sale are leased or hired items presently onboard, master’s, officers’ and crews’ personal belongings.

All ship plans and drawings and other documents on board or ashore are included in the sale and must be handed over to the Buyers at the time of delivery.

The Sellers are not to remove from the Vessel any maintenance records for machineries and deck equipment unless same replaced by photocopies. Upon termination of the Crew Management, the Sellers shall remove from the Vessel the maintenance records for the period from the Vessel’s built date to the date of delivery of the Vessel to the Buyers. However Sellers to give copies to Buyers of the total working hours and working hours since last overhauling of the main engine and auxiliary machinery.

Lubricating oils quantities survey to be mutually performed by the Sellers and the Buyers’ representatives at the time of delivery.

The Buyers will also pay extra for unused lubricating oils at the Seller’s last net contract prices of each supply (first in/first out), net of any discounts, which to be evidenced by invoices. The payment for luboils shall be deducted from 2nd hire payment of the Vessel payable by OOCLL to the Buyers. Unused lubricating oils are defined as lubricating oils in designated storage tanks that have not previously passed through the Vessel’s system and/or unopened drums.

Bunkers remaining on board at the time of delivery are Charterers’ property and to be recorded for reference only.

Any equipment on board the Vessel which belongs to any third parties are including, “Hong Kong observatory barograph” and “spare parts for maintenance and repair of Reefer Cargo Containers provided by partner line (ie member lines of Grand Alliance and G6) and/or Sub-charterers” and those items ~~(To be advised)~~ as below shall be excluded from the sale of the Vessel under this Agreement.

Items to remain on board:

-	Cargo loading program, C.D., Instructions manual and approval certificate of loading program and loading instrument (loading computer)
-	Originals of all Continuous Synopsis Record
-	Bunker delivery receipts for last two years and bunker samples for one year (as per Marpol requirement)
-	All existing computer/I.T. hardware including those for cargo operation, navigation and controlling of the Vessel, and printers will remain on board
-	Photocopier will remain on board
-	PMS (Planned Maintenance System by Pentatech (ex O-Yang) remain on board up to 90 days after vessel delivery
-	All ACETYLENE, OXYGEN and FREON gas bottles remain on board up to 30 days after vessel delivery unless their contracts to be taken over by the Buyer.
-	Oil record book for last 3 years, Garbage record book for last 2 years and PSC reports for last 2 years (as per Marpol/PSC requirement)

The off-landing items include:

A.

Any computer/I.T. software which is proprietary to members of OOCL Group including OOCL program such as Xantic Email System (Amosconnect email system), OOCL forms, licensed softwares such as Microsoft Operating system and Windows Office applications.

B.	All OOCL documents, including those with OOCL logo printed.
C.	Ship’s official stamps, full set of Crew Articles (Agreement and Lists of the Crew), official Log Book and Radio/GMDSS Log Books.
D.	OOCL House flags
E.

All safety, quality and environmental protection procedure manuals and ship security plan, files or records related to safety, quality and environmental protection and security, both hard copy and electronic forms

F.	All deck/engine log book/bell books – copies for a period of not less than 3 months to remain on board for Master’s safe custody and reference only.
G.	Vessel’s stamps
H.	Master’s, officers’ and crews’ personal belongings including the slop chest

Following items shall be kept remaining on board until termination of crew manning agency agreement and/or charter party:

1.	CS2000 & SAS3 (Crew Payroll System).
2.	Videotel “Video-On-Demand” (VOD) Safety Training Computer set.
3.	OOCL Departure Reporting System (Electronic form).
4.	OOCL Reefer reporting system (same as per OOCL Departure) (electronic form).
5.	ATA (Actual Time of Arrival), ATD (Actual Time of Departure) GPS reporting device.

Clause 19        All details of this Memorandum of Agreement, are to remain strictly private and confidential among all parties involved.

Clause 20        The Vessel being simultaneously with such delivery under this Agreement, being taken over and delivered to the Seller’s Group OOCL for a period of min 37 months and max 40 months and with Time Charter rate of US Dollar’s 34,500 .-net to the Buyers. Sellers Group OOCL and Buyers have entered into a Manning Agreement (against payment of US Dollar’s 3,700. daily for covering of such cost). The Charter Party and Manning Agreement are to be attached to this Memorandum of Agreement and form an integral part of this agreement.

Clause 21        Sellers are to confirm in writing that to the best of their knowledge since the Vessel last dry docked the Vessel has not touched bottom

Clause 22        The Charterer has the right to nominate the name of the Vessel.

Clause 23        This is an enbloc deal and Buyers shall purchase four vessels, OOCL Hamburg, OOCL Asia , OOCL Rotterdam and this Vessel, OOCL Europe from OOCL Group in accordance with the respective Memorandum of Agreement for each vessel. Each vessel, OOCL Hamburg, OOCL Asia , OOCL Rotterdam and this Vessel, OOCL Europe shall continue to fly Hong Kong flag after delivery to Buyer under the respective MOA for the vessel.

Clause 24  Buyers and Sellers agree to use best endeavours to reach agreement on the modification of the b.bow and rudder of the Vessel during next special survey/dry dock that would improve fuel economy.

Clause 25

A) Sellers to lift Sellers’ Board approval on or before 12 June 2015 on the Memorandum of Agreement, Time Charterparty and Manning Agency Agreement for the respective vessels, OOCL Hamburg, OOCL Asia, OOCL Rotterdam and this Vessel, OOCL Europe

B) Buyers to place a non refundable deposit of US$1,000,000 to Sellers nominated account within three days of Sellers confirming and lifting Board approval as provided in Clause 25 (A) above

C) Buyers to lift Buyers’ Board approval on or before 6 July 2015 on the Memorandum of Agreement, Time Charterparty and Manning Agency Agreement for the respective vessels, OOCL Hamburg, OOCL Asia, OOCL Rotterdam and this Vessel, OOCL Europe unless extended pursuant to Clause 25(D) below, and in which case Buyers to lift Buyers ‘Board approval on or before 31 July 2015.

D) Subject to Buyers placing an additional non refundable deposit of US$1,000,000 to Sellers nominated account on or before 6th of July, Sellers agrees to Buyers extending time to lift Buyers’ Board approval to on or before 31 July 2015.

E) Upon lifting of Buyers’ Board approval, the deposits place by Buyers pursuant to Clause 25 (B) and (D) above of US$2,000,000 will be included as part of the 10% deposit under the MOA.

For and on behalf of	For and on behalf of
THE SELLERS	THE BUYERS

/s/ Lammy Lee	/s/ George Giouroukos
Name: Lammy Lee	Name: George Giouroukos
Title: Attorney-in-fact	Title: As per authority